Exhibit 10.2

November 10, 2025

Investcorp Credit Management BDC, Inc.

280 Park Avenue, 39th Floor

New York, NY 10017

Commitment for Financial Support Regarding 4.875% Notes due 2026

Dear Sirs,

Reference is hereby made to that certain Indenture, dated as of July 2, 2018 (as further supplemented by that certain Second Supplemental Indenture, dated as of March 31, 2021, the “Indenture”), entered into between Investcorp Credit Management BDC, Inc. (formerly known as CM Finance Inc.) (the “Borrower”), and U.S. Bank National Association, as trustee, pursuant to which the Borrower issued and sold Senior Securities having the title “4.875% Notes due 2026” in the aggregate principal amount of $65,000,000 (the “Notes”). Capitalized terms used but not defined in this letter of commitment (the “Letter”) shall have the meaning ascribed to them in the Indenture.

This Letter is being duly provided to the Borrower by Investcorp Capital plc, an Affiliate of CM Investment Partners, which serves as investment manager to the Borrower, in seeking to provide financial support to the Borrower in relation to the Borrower’s obligation to repay the principal balance of the Notes when due on April 1, 2026 (the “Maturity Date”). As used in this Letter , the term “Affiliate” means with respect to any party, any entity that directly or indirectly controls, is controlled by, or under common control with such party; and “control” shall mean (i) the control (directly or indirectly) of a majority of the voting rights of share capital of an entity, or (ii) the ability to direct the casting of a majority of the votes exercisable on the board of directors or at a general shareholders meetings of an entity.

1.
Commitment and Commitment Fee

Investcorp Capital plc hereby irrevocably commits, on behalf of itself and its subsidiaries (together with Investcorp Capital plc, “ICAP”) to provide, or cause to be provided, capital to the Borrower (the “Commitment”) in the event the Borrower is unable to repay any portion of the principal balance of the Note on the Maturity Date in an amount up to the lesser of (i) the remaining, unredeemed, principal amount of the Notes outstanding on Maturity Date and (ii) $65,000,000 (the “Supported Principal Amount”).

In exchange for the Commitment provided hereunder by ICAP, the Borrower shall pay ICAP a fee (the “Commitment Fee”) in an amount equal to the sum of (i) an upfront fee of 0.50% and (ii) an ongoing fee of 1.00% per annum during the period from the date hereof until the Termination Date (as defined in Section 3 below), pro rated for any period of less than one year. Each component of the Commitment Fee shall be calculated on the aggregate principal amount of $65,000,000. The rights and obligations of each of ICAP and the Borrower in relation to the Commitment and the Commitment Fee, shall be subject to the terms set out in this Letter and Appendix A.

2.
Refinancing Note

If the Borrower determines that it will not be able to repay any portion of the then outstanding principal amount of the Notes, it must notify ICAP by no later than 10:00 am EST on February 28, 2026. ICAP shall ensure to fund the Supported Principal Amount on the Maturity Date upon the Borrower’s issuance of a new note payable to ICAP. The terms of this new refinancing note shall be determined in good faith between the Borrower and ICAP based on market conditions then in effect, and shall incorporate the terms set out in Appendix B.

3.
Term of Commitment

This Commitment shall remain in effect until the Maturity Date (the “Termination Date”).

4.
Governing Law

This Letter and any dispute or claim (including any non-contractual dispute or claim) arising out of or in connection herewith or its subject matter shall be governed by and construed in accordance with the laws of the Abu Dhabi Global Market (the “ADGM”).

Each of ICAP and the Borrower irrevocably agrees that the courts of the ADGM shall have exclusive jurisdiction to settle any dispute or claim (including any non-contractual dispute or claim) arising out of or in connection with this Letter or its subject matter.

5.
Assignment

ICAP may, to the extent permitted by law and in its sole discretion, assign all its rights, interests, and obligations under this Letter to an Affiliate, provided that ICAP provides the Borrower with written notice.

[Signature Page Follows]

Should you agree to the terms and conditions contained in this Letter, kindly sign the acknowledgement below.

Yours faithfully,

Investcorp Capital plc

By:	/s/ Rohit Nanda
Name:	Rohit Nanda
Title:	Chief Financial Officer

Acknowledged and Agreed to by:

Investcorp Credit Management BDC, Inc.

By:	/s/ Suhail A. Shaikh
Name:	Suhail A. Shaikh
Title:	President and CEO

APPENDIX A

Terms of Commitment

Amount: up to $65 million

Commitment Start Date: November 10, 2025

Commitment End Date: April 1, 2026

Conditions to Funding Commitment:

•
No event of defaults
•
Issuance by the Borrower of new senior unsecured notes, subject to the terms provided in Appendix B

Commitment Fee:

•
Upfront Fee: 0.50% of the aggregate principal amount of $65,000,000, payable within 10 business days of Commitment Start Date;

plus

•
Ongoing Fee: 1.00% per annum on the aggregate principal amount of $65,000,000, payable in arrears and calculated based on the number of days outstanding between Commitment Start Date and Commitment End Date divided by 365.

APPENDIX B

Terms of Refinancing Note

Amount: up to $65 million

Borrower: Investcorp Credit Management BDC, Inc. (ticker: ICMB)

Seniority: Senior Unsecured

Funding Date: April 1, 2026

Maturity: July 1, 2029

Coupon: 3M SOFR + 550 bps, paid quarterly in arrears